Exhibit 4.9
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                    CONSENT, AGREEMENT AND AMENDMENT


          CONSENT, AGREEMENT AND AMENDMENT, dated as of December 3, 1999, by and among TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC., a Delaware corporation (the "Company"), CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P., a limited partnership organized under the laws of the State of Delaware, and STRATEGIC ASSOCIATES, L.P., a limited partnership organized under the laws of the State of Delaware (each, a "Purchaser", and collectively, the "Purchasers").

                      W I T N E S S E T H:
                      - - - - - - - - - -

         WHEREAS, the Company and the Purchasers entered into that certain Securities Purchase Agreement, dated as of September 4, 1998 (the "Agreement"), pursuant to which the Purchasers purchased from the Company, and the Company issued and sold to the Purchasers, the debentures and warrants described therein;

         WHEREAS, the Company, the Purchasers and certain individual shareholders of the Company entered into that certain Investor Rights Agreement, dated as of September 4, 1998 (the "Investor Rights Agreement"), pursuant to which the parties thereto agreed to certain restrictions with respect to their ownership of shares of the Company's Common Stock and the operation of the Company's business;

         WHEREAS, in connection with acquisitions proposed to be undertaken by the Company and disclosed to the Purchasers, the Company has requested certain consents of the Purchasers pursuant to the Agreement and the Investor Rights Agreement, and the Purchasers have agreed to give such consents, on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         1.  Definitions.  Capitalized terms used herein and
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not otherwise defined herein, shall have the same respective meanings as in the Agreement.

         2.  Proposed Transactions.  The Company has disclosed
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to the Purchasers the following transactions (the "Proposed
Transactions"), and the Purchasers hereby acknowledge and agree that the Company has disclosed to the Purchasers and discussed with them the Proposed Transactions as follows:

         a. the Company (or a wholly-owned subsidiary of the Company) proposes to acquire the Dubois Schools;

         b. the Company may be required to incur indebtedness in connection with the foregoing acquisition; and

         c. the Company will obtain a line of credit in the amount of $750,000 from Hudson United Bank or equivalent institution (the "Line of Credit").

         3.  Consent and Agreement.  In consideration of the
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agreements of the Company contained in this Consent and
Agreement, the Purchasers hereby consent and agree:

         a. to the Company's negotiation and closing of the Proposed Transactions;

         b. that the consummation of the Proposed Transactions will not constitute a default by the Company under
   Section 5.6 of the Investor Rights Agreement or under
   Sections 8.9(b), 8.9(c) or 10.1 of the Agreement;

         c.   that, in connection with the Proposed
   Transactions, (i) the financing to be obtained by the Company in connection with the acquisition of the Dubois Schools and the Line of Credit shall constitute
   "Senior Indebtedness" (as such term is defined in the Debentures), and the Debentures shall be expressly subordinate to, and junior in right of payment to, the prior payment in full of all principal of and interest on all Senior Indebtedness (including the aforementioned indebtedness and line of credit), and (ii) the Company and its subsidiaries may, if required by the financial institutions providing the financing for the Proposed Transactions or in connection with the Line of Credit, grant security interests in the receivables of the Company or its subsidiaries; and

         d. that the calculation of the Company's compliance with the One Million Dollar Debt Basket pursuant to
   Section 10.1(i) of the Agreement shall not include (i) any indebtedness, whether secured or unsecured, assumed by the Company or its subsidiaries in connection with the Proposed Transactions, (ii) indebtedness of the acquired companies in the Proposed Transactions existing on the date of the closing of the Proposed Transactions, (iii) indebtedness incurred by the Company or its subsidiaries in order to consummate the Proposed Transactions, or (iv) the Line of Credit.

         4.  Agreements of the Company.  In consideration of
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the foregoing, the Company hereby agrees as follows:

         a. the Exercise Price of the Warrants shall be reduced from $1.40 per share (the existing Exercise
   Price post-reverse stock split in March 1999) to $1.125 per share (the closing price of the Company's Common
   Stock on the date hereof), and the term "Exercise
   Price" as used in the Agreement, shall hereinafter be amended to mean $1.125 per share;

         b. the Company shall issue an amendment to each of the Warrants amending Section 1 of each such Warrant to substitute $1.125 as the Exercise Price of the Warrants; and

         c. the Company shall issue an amendment to each of the Debentures amending (i) Section 1(c) of each such Debenture to substitute $1.125 as the Exercise Price for the Warrants; and (ii) Section 12(b) of each such Debenture to amend the definition of "Senior
   Indebtedness" as contemplated by Section 3(c) hereof.

         5.  No Other Amendments.  Except as set forth in this
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Consent, Amendment and Agreement or as contemplated
hereby, the provisions of the Agreement, the Investor
Rights Agreement, the Warrants and the Debentures shall continue in full force and effect and unmodified as of the date hereof.

         6.  Governing Law.  This Consent, Amendment and
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Agreement shall be governed by and construed in
accordance with the laws of the State of New York.

         7.  Counterparts.  This Consent, Amendment and
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Agreement may be executed in two or more counterparts,
each of which shall constitute an original and all of which, taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Consent, Amendment and
Agreement has been executed as of the date first written above.

                        TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.


                        By    /s/ ANDREW L. SIMON
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                              Andrew L. Simon
                              President


                        CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.
                          By  CAHILL WARNOCK STRATEGIC PARTNERS, L.P.
                              General Partner


                        By    /s/ DAVID L. WARNOCK
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                        STRATEGIC ASSOCIATES, L.P.
                          By  CAHILL, WARNOCK & COMPANY, LLC, its
                              General Partner


                        By    /s/ DAVID L. WARNOCK
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